Exhibit 99.1

Personalis Reports First Quarter 2024 Financial Results

Raises full year revenue guidance due to greater pharma testing demand

FREMONT, Calif. – May 8, 2024 – Personalis, Inc. (Nasdaq: PSNL), a leader in advanced genomics for precision oncology, today reported financial results for the first quarter of 2024 ended March 31, 2024, and provided recent business highlights.

Recent Business Highlights

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The analytical validation for the company’s NeXT Personal MRD test was published in Oncotarget on March 14, 2024. NeXT Personal is the first-to-market ultra-sensitive minimal residual disease (MRD) assay to detect cancer, and monitor therapy response in patients with solid tumor cancers. The study demonstrated a detection threshold of 1.67 parts per million (PPM) of ctDNA with high specificity, which is expected to enable an ultra-sensitive range leading to early cancer recurrence detection.
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Five abstracts focused on MRD in breast cancer, therapy monitoring, and colorectal cancer were accepted for the upcoming American Society of Clinical Oncology medical conference in June. Two abstracts will be featured as podium presentations.
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NeXT Personal Dx clinical launch proceeding ahead of plan; 338 total molecular tests delivered in Q1, reflecting 100% engagement of NeXT Personal Dx early access clients and strong NeXT Dx growth.

“We began 2024 with strong execution as we delivered revenue of $19.5 million in the first quarter, exceeding the upper-end of our guidance range, and we continue to develop compelling NeXT Personal clinical evidence as we work towards obtaining Medicare coverage,” said Chris Hall, Chief Executive Officer. “Our efforts in 2024 are focused on executing on the four pillars of our Win-in-MRD strategy: (1) focusing on cancer types where we believe our test provides the most value, (2) generating robust clinical evidence with top KOLs to support our submission for Medicare coverage, (3) leveraging our early success with biopharma customers to accelerate adoption, and (4) working with Tempus AI to expedite commercialization in a capital-efficient manner.”

First Quarter Results

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Total company revenue of $19.5 million in the first quarter of 2024, compared with $18.9 million in the first quarter of 2023
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Revenue from pharma testing and services grew 55% to $9.8 million in the first quarter of 2024 from $6.3 million in the first quarter of 2023
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Revenue from Enterprise customers declined 16% to $8.0 million in the first quarter of 2024, compared with $9.5 million in the first quarter of 2023; this revenue decline was expected in connection with the amended agreement with Natera
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Revenue from population sequencing for the U.S. Department of Veterans Affairs Million Veterans Program (VA MVP) of $1.5 million in the first quarter of 2024, compared with $3.0 million in the first quarter of 2023

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Other Income of $4.6 million in the first quarter of 2024, and included a non-cash gain of $4.8 million related to fair-value accounting for the outstanding warrants issued to Tempus AI, Inc. (Tempus)

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Net loss of $13.0 million in the first quarter of 2024, compared with a net loss of $28.7 million in the first quarter of 2023

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Cash, cash equivalents, and short-term investments of $95.4 million as of March 31, 2024

Second Quarter and Revised Full Year 2024 Outlook

Personalis expects the following for the second quarter of 2024:

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Total company revenue in the range of $19.5 to $20.5 million
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Revenue from pharma tests, enterprise sales, and other customers in the range of $18.0 to $19.0 million
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Revenue from population sequencing of approximately $1.5 million

Personalis expects the following for the full year of 2024:

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Total company revenue range increased to $76.0 to $78.0 million from $73.0 to $75.0 million
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Revenue from pharma tests, enterprise sales, and all other customers in the range of $68.0 to $70.0 million, which increased from our prior guidance of $65.0 to $67.0 million
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Revenue from population sequencing of approximately $8.0 million
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Non-GAAP net loss of approximately $77.0 million, which decreased from our prior guidance of $80.0 million and does not include any income or expense from the outstanding warrants issued to Tempus
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Cash usage of approximately $62.0 million

Webcast and Conference Call Information

Personalis will host a conference call to discuss the first quarter of 2024 financial results, as well as plans for 2024, after market close on Wednesday, May 8, 2024, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time. The conference call can be accessed live by dialing 844-826-3035 for domestic callers or 412-317-5195 for international callers. The live webinar can be accessed at https://investors.personalis.com. A replay of the webinar will be available shortly after the conclusion of the call and will be archived on the company's website.

About Personalis, Inc.

At Personalis, we are transforming the active management of cancer through breakthrough personalized testing. We aim to drive a new paradigm for cancer management, guiding care from biopsy through the life of the patient. Our highly sensitive assays combine tumor-and-normal profiling with proprietary algorithms to deliver advanced insights even as cancer evolves over time. Our products are designed to detect minimal residual disease (MRD) and recurrence at the earliest timepoints, enable the selection of targeted therapies based on ultra-comprehensive genomic profiling, and enhance biomarker strategy for drug development. Personalis is based in Fremont, California. To learn more, visit www.personalis.com and connect with us on LinkedIn and X (Twitter).

Non-GAAP Financial Measure

To supplement our financial guidance presented in accordance with GAAP, we are presenting expected non-GAAP net loss for the full year ending December 31, 2024, which excludes income and expense from the outstanding warrants issued to Tempus from GAAP net loss. We are excluding income and expense attributable to the fair value of the outstanding warrants issued to Tempus because they are non-cash financial measures that require remeasurement of the fair value, derived from the then-current trading price of our Common Stock, as of each reporting date, and consequently there is substantial uncertainty associated with forecasting the fair value of the Tempus warrants at the future measurement dates. For this reason, we have not provided a reconciliation of our forward-looking non-GAAP net loss to GAAP net loss (the most directly comparable GAAP financial measure), in reliance on the “unreasonable efforts” exception set forth in the applicable regulations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts and can generally be identified by terms such as “anticipate,” “estimate,” “expect,” “if,” “may,” “future,” “will” or similar expressions. These statements include statements relating to: Personalis’ second quarter and full year 2024 outlook for revenue, non-GAAP net loss, and cash usage, the attributes, advantages or clinical validity of the NeXT Personal Dx test, Personalis’ obtaining Medicare coverage, and the expected benefits of Personalis’ collaboration and partnership agreements with Tempus. Such forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause actual results to differ materially from any anticipated results or expectations expressed or implied by such statements, including the risks, uncertainties and other factors that relate to the timing and pace of new orders from customers, including from Natera and the VA MVP; the timing of tissue, blood, and other specimen sample receipts from customers, which can materially impact revenue quarter-over-quarter and year-over-year; Personalis’ ability to demonstrate attributes, advantages or clinical validity of the NeXT Personal Dx test, Personalis’ ability to obtain Medicare coverage and reimbursement, Personalis’ achievement of milestones set forth in the collaboration and co-commercialization agreement with Tempus, the success of Tempus’ sales and marketing efforts, the expected benefits or success of Personalis’ relationships with research collaborators and key opinion leaders, the impact of Personalis’ abstract presentations at the American Society of Clinical Oncology medical conference in June, and the adoption and use of the NeXT Personal Dx test by oncologists. These and other potential risks and uncertainties that could cause actual results to differ materially from the results predicted in these forward-looking statements are described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Personalis’ Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission (SEC) on February 28, 2024 and on Form 10-Q for the quarter ended March 31, 2024, being filed with the SEC on May 8, 2024. All information provided in this release is as of the date of this press release, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. Personalis undertakes no duty to update this information unless required by law.

Contacts:

Investor Relations Contact:

Caroline Corner

investors@personalis.com

646-277-1279

Media:

pr@personalis.com

PERSONALIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2024	2023
Revenue	$19,525	$18,860
Costs and expenses
Cost of revenue	14,032	14,130
Research and development	12,771	16,573
Selling, general and administrative	11,602	14,097
Restructuring and other charges	—	3,885
Total costs and expenses	38,405	48,685
Loss from operations	(18,880)	(29,825)
Interest income	1,359	1,253
Interest expense	(9)	(47)
Other income (expense), net	4,569	(26)
Loss before income taxes	(12,961)	(28,645)
Provision for income taxes	7	14
Net loss	$(12,968)	$(28,659)
Net loss per share, basic and diluted	$(0.26)	$(0.61)
Weighted-average shares outstanding, basic and diluted	50,678,586	46,740,270

PERSONALIS, INC.

SUPPLEMENTAL REVENUE INFORMATION (unaudited)

(in thousands)

	Three Months Ended March 31,
	2024	2023
Pharma tests and services	$9,812	$6,333
Enterprise sales	7,972	9,458
Population sequencing	1,500	3,005
Other	241	64
Total revenue	$19,525	$18,860

PERSONALIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share and per share data)

	March 31, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$43,981	$56,984
Short-term investments	51,438	57,195
Accounts receivable, net	11,345	17,730
Inventory and other deferred costs	8,767	10,474
Prepaid expenses and other current assets	4,908	4,361
Total current assets	120,439	146,744
Property and equipment, net	54,529	57,366
Operating lease right-of-use assets	17,515	17,852
Other long-term assets	2,793	3,137
Total assets	$195,276	$225,099
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$9,179	$14,920
Accrued and other current liabilities	16,159	23,941
Contract liabilities	3,526	3,288
Short-term warrant liability	2,509	5,085
Total current liabilities	31,373	47,234
Long-term operating lease liabilities	37,434	38,321
Long-term warrant liability	2,753	4,942
Other long-term liabilities	3,022	5,161
Total liabilities	74,582	95,658
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.0001 par value — 10,000,000 shares authorized; none issued	—	—
Common stock, $0.0001 par value — 200,000,000 shares authorized; 51,394,199 and 50,480,694 shares issued and outstanding, respectively	5	5
Additional paid-in capital	602,488	598,364
Accumulated other comprehensive loss	(125)	(222)
Accumulated deficit	(481,674)	(468,706)
Total stockholders’ equity	120,694	129,441
Total liabilities and stockholders’ equity	$195,276	$225,099